UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SHINER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	98-0507398
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road, Haikou, Hainan Province, China 570125
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

Securities Act registration statement file number to which this form relates:333-136049 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act
Common Stock, par value $0.001 per share
(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the Form 8-A. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001. As of July 26, 2007, 21,150,000 shares of common stock were deemed outstanding and held of record by 24 stockholders.

Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer, Inc., 2470 St. Rose Parkway, Suite 304, Henderson, Nevada 89074. Our transfer agent’s telephone number is (702) 818-5898.

Item 2. Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation, is incorporated herein by reference to Exhibit 3.1 of the Corporation’s Registration Statement on Form SB-2 dated July 26, 2006.

3.2	Amended and Restated Bylaws.

3.3	Amended and Restated Articles of Incorporation dated July 25, 2007.

4.1	Specimen Stock Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) SHINER INTERNATIONAL, INC.

Date July 26, 2007

By /s/ Fu Jian, Chief Executive Officer

*Print the name and title of the signing officer under his signature